Exhibit 99.1

                 ADVO Reports Second Quarter Results

    WINDSOR, Conn.--(BUSINESS WIRE)--April 26, 2005--ADVO, Inc. (NYSE:
AD) today reported that revenue for its second fiscal quarter ended March 26, 2005 grew to $338.8 million, increasing $34.5 million, or 11.3%, over the prior year quarter. Diluted E.P.S. for the quarter were $0.33, down $0.05 versus the prior year period, and operating income was $18.5 million, down $0.5 million. The quarter included the expected additional distribution expense related to the Company's new advertising program expansion in Southern California.
    The Company's 11.3% second quarter revenue growth was driven by continued strength in client demand, with total advertising pieces up 13.5% over the prior year quarter. Revenues and volumes were up in virtually all of the Company's top categories and across geographies. The Company also invested in the frequency and reach of its advertising programs in several markets earlier this fiscal year, which drove a year-over-year increase in shared advertising packages of 17.1% for the second quarter. The increase in packages diluted the Company's pieces per package statistic, which was down 3.1%, and revenue per piece was down 0.8%.
    Scott Harding, ADVO's Chief Executive Officer, said, "We continue to post results that demonstrate our ability to gain share in the marketplace. Our sales strategies are working, and we continue to generate revenue gains broadly across our business. However, it is important that we improve the profitability of our revenue growth and focus the organization on delivering against the Company's full potential."
    During the second quarter, the most significant driver of year-over-year margin declines was the Company's new Southern California weekend advertising program. In the Southern California market, revenues grew 15.5% over the prior year, with increased sales in both the mid-week and new weekend programs. The new weekend program continues to show positive sequential momentum, with the number of clients participating in the program tripling since November. However, given the new program's early stage of development, and fixed cost of postage, operating income in the Southern California market for the second quarter was down $8.3 million, or $0.16 in E.P.S. versus the prior year quarter.
    "Although our investment in distribution costs for our new second in-home date in Southern California is significantly impacting our margins, we are making good progress with our revenue momentum and are strongly committed to the market," Harding said. "We set aggressive goals for the launch of our second in-home program, particularly in the second half of fiscal 2005. Southern California is the most competitive print market in the country, and we will be patient with our near-term expectations in order to ensure its long-term bottom-line success."
    Mr. Harding, who joined the Company in October, continued, "During my first six months as CEO, we have assessed our cost structure and strategic growth opportunities. As a result of this assessment, in our third quarter we will realign the organization and focus our resources against our most significant business opportunities. The realignment will improve the overall productivity of the organization, and allow us to continue to invest in the areas of our business which will drive the greatest profitability in the future." As a result of the realignment, the Company expects to save approximately $6-8 million on an annual basis (net of investments and reallocated costs), and will incur a charge in its third fiscal quarter of approximately $4 million, or $0.08 in E.P.S.
    For the full fiscal year 2005, the Company expects total revenue growth versus prior year to be in the low-double digits, up slightly from previous guidance. These revenue gains are expected to continue to be generated broadly across geographies and categories. Revenues in the Company's new second in-home date in Southern California are expected to continue to increase, however, it is now expected that revenues will fall short of forecast for the year. Due to the fixed postage cost for the Southern California second in-home program (approximately $50 million in postage annually), profit contribution in Southern California is also expected to fall short of expectations for the fiscal year. As a result, the Company is revising its E.P.S. guidance for fiscal 2005 to be below prior year by a percentage in the low teens.
    Mr. Harding stated, "We are refocusing the organization on improving the profitability of our revenue across our business. We continue to demonstrate how the superiority of our targeting, in combination with consultative strategic sales teams, is increasing our share in an increasingly fragmented media marketplace. However, in order for our Company strategy to be successful, we must deliver profitable growth. While our core business is healthy, the organizational changes we are making, along with an increased bottom-line focus throughout the Company, prepare us to begin realizing the full profit potential of our business."
    The Company will hold an analyst conference call to discuss its second quarter earnings today at 5:15-6:00 p.m. ET. The call in number is 1-800-289-0528, and the replay number is 888-203-1112 (access code #5530747). The replay will be available until midnight May 26, 2005. The call will also be available via webcast through the Investor Relations section of ADVO's website at www.advo.com.


Key Statistics - 2Q05 Results and Growth vs. 2Q04
-------------------------------------------------

                                                       Total Adjusted
                                                       For Expansion
                                                         Programs
                                             Expansion ("Same Program
                                      Total  Programs    Results")*
                                     ---------------------------------

Advertising Pieces (millions)        8,454.7   658.9      7,795.8
Advertising Piece Growth                13.5%                 4.7%

Advertising Packages (millions)      1,038.8   132.1        906.6
Ad Package Growth                       17.1%                 2.2%

Pieces per Package                       8.1     5.0          8.6
Pieces per Package Growth               -3.1%                 2.4%

Revenue per Thousand Pieces           $36.98  $27.98       $37.74
Revenue per Piece Growth                -0.8%                 1.2%

% Underweight                           23.3%   52.3%        19.6%
Percentage Point Decrease (Increase)  -2.1pp                  1.6pp


    * "Same Program Results" reflect ADVO's shared mail program revenue statistics for all geographies and frequencies except the new start-up programs in Southern California, Pittsburgh, Raleigh-Durham, and rural Shared Expansion Zone ("SEZ") program. % Underweight statistic excludes Southern California, Pittsburgh, and Raleigh-Durham only.

    This report contains certain forward-looking statements regarding the Company's results of operations and financial position within the meaning of Sections 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on current information and expectations and are subject to risks and uncertainties which could cause the Company's actual results to differ materially from those in the forward-looking statements. The Company's business is promotional in nature, and ADVO serves its clients on a "just in time" basis. As a result, fluctuations in the amount, timing, pages, weight, and kinds of advertising pieces can vary significantly from week to week, depending on its customers' promotional needs, inventories, and other factors. In any particular quarter these transactional fluctuations are difficult to predict, and can materially affect the Company's revenue and profit results. The Company's business contains additional risks and uncertainties which include, but are not limited to: general changes in customer demand and pricing; the possibility of consolidation in the retail sector; the impact of economic or political conditions on advertising spending and the Company's distribution system; postal and paper prices; possible governmental regulation or legislation affecting aspects of the Company's business; the efficiencies achieved with technology upgrades; the amount of shares the Company repurchases in the future under its buyback program; fluctuations in interest rates related to the outstanding debt; and other general economic factors.

    ADVO is the largest home-delivered print advertising company in the U.S., with annual revenues of more than $1.2 billion. Serving 20,000 leading national, regional and local retailers, the company reaches 112 million mailboxes, or 90 per cent of the nation's households, with its ShopWise(R) shared mail advertising. At the same time, the company's industry-leading consumer database technologies, coupled with its unparalleled logistics capabilities, enable retailers seeking superior ROI to target, version and deliver their ADVO print ads directly to consumers most likely to respond.
    Demonstrating ADVO's effectiveness as a print medium, the company's "Have You Seen Me?(R)" missing child card, distributed with each ShopWise(R) package, is the most recognized mail in America. This signature public service program has been responsible for safely recovering 137 children, one out of every six featured. The program was created in partnership with the National Center for Missing & Exploited Children and the U.S. Postal Service in 1985.
    ADVO employs 3,900 people at its 25 mail processing facilities, regional sales offices and headquarters in Windsor, CT. The company can be visited online at www.ADVO.com.


                              ADVO, Inc.
                   Results of Operations (Unaudited)
               Three and Six Months Ended March 26, 2005
                 (In thousands, except per share data)

                               Three months ended   Six months ended
                               ------------------- -------------------

                               March 26, March 27, March 26, March 27,
                                 2005      2004      2005      2004
                               --------- --------- --------- ---------

Revenues                       $338,763  $304,311  $688,816  $606,688

Cost of sales                   260,673   223,460   529,398   444,817

Selling, general and
 administrative                  59,628    61,896   126,810   123,158
                               --------- --------- --------- ---------

Operating income                 18,462    18,955    32,608    38,713

Interest expense                 (1,694)   (1,240)   (3,240)   (2,623)
Write-off debt issue costs           --        --        --    (1,401)
Equity earnings in joint
 ventures                           417       473     1,073     1,155
Other expense, net                 (125)     (180)     (280)     (315)
                               --------- --------- --------- ---------
Income before income taxes       17,060    18,008    30,161    35,529

Provision for income taxes        6,610     6,483    11,621    12,790
                               --------- --------- --------- ---------

Net income                      $10,450   $11,525   $18,540   $22,739
                               ========= ========= ========= =========



Basic earnings per share          $0.34     $0.38     $0.60     $0.76
                               ========= ========= ========= =========

Diluted earnings per share        $0.33     $0.38     $0.59     $0.74
                               ========= ========= ========= =========



Dividends declared per share      $0.11     $0.11     $0.22     $0.22
                               ========= ========= ========= =========



  Weighted average basic
   shares                        30,985    30,097    30,857    30,018
  Weighted average diluted
   shares                        31,448    30,660    31,291    30,554

                              ADVO, Inc.
                      Consolidated Balance Sheets
                            (In thousands)

                                              March 26,  September 25,
                                                2005         2004
                                             ----------- -------------
ASSETS                                       (Unaudited)
Current assets:
     Cash and cash equivalents                  $35,813       $30,284
     Accounts receivable, net                   158,916       149,606
     Inventories                                  2,497         2,123
     Prepaid expenses and other current
      assets                                      8,099         7,788
     Deferred income taxes                       13,835        15,484
                                             ----------- -------------
        Total current assets                    219,160       205,285

Property, plant and equipment                   392,350       374,139
Less accumulated depreciation and
 amortization                                  (213,380)     (196,202)
                                             ----------- -------------
   Net property, plant and equipment            178,970       177,937

Investment in deferred compensation plan         13,945        12,800
Goodwill                                         22,557        22,514
Other assets                                      5,870         8,873
                                             ----------- -------------
TOTAL ASSETS                                   $440,502      $427,409
                                             =========== =============

LIABILITIES
Current liabilities:
     Current portion of long-term debt             $---          $---
     Accounts payable                            45,985        51,880
     Accrued compensation and benefits           25,666        28,050
     Customer advances                            8,841         8,650
     Federal and state income taxes payable       1,579         3,405
     Other current liabilities                   23,494        24,088
                                             ----------- -------------
        Total current liabilities               105,565       116,073

Long-term debt                                  124,302       125,159
Deferred income taxes                            25,148        25,330
Deferred compensation plan                       15,231        13,821
Other liabilities                                 5,604         5,205

STOCKHOLDERS' EQUITY
Preferred stock, $.01 par value (Authorized
 5,000,000 shares, none issued)                     ---           ---
Common stock, $.01 par value (Authorized
 80,000,000 shares, issued 31,522,467 and
 31,020,658 shares, respectively)                   315           310
Additional paid-in capital                      175,006       160,145
Unamortized deferred compensation                (4,463)       (1,879)
Accumulated earnings (deficit)                    2,649        (9,073)
                                             ----------- -------------
                                                173,507       149,503

Less shares of common stock held in
 treasury, at cost                               (7,929)       (6,547)
Less shares of common stock held in deferred
 compensation trust                              (1,286)       (1,021)
Accumulated other comprehensive income
 (loss)                                             360          (114)
                                             ----------- -------------
     Total stockholders' equity                 164,652       141,821
                                             ----------- -------------
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY       $440,502      $427,409
                                             =========== =============

                              ADVO, Inc.
           Consolidated Statements of Cash Flows (Unaudited)
                            (In thousands)

                                                    Six Months Ended
                                                   -------------------
                                                   March 26, March 27,
                                                     2005      2004
                                                   --------- ---------
Cash flows from operating activities:
  Net income                                        $18,540   $22,739
Adjustments to reconcile net income to net cash
 flows provided by operating activities:
  Depreciation                                       19,039    18,968
  Amortization of intangibles and deferred
   compensation                                       1,313       645
  Amortization of debt issue costs                      277       349
  Deferred income taxes                               1,225     2,374
  Provision for bad debts                             3,633     3,197
  Equity earnings from joint ventures                (1,073)   (1,155)
  Debt issue costs associated with debt retirement      ---     1,401
  Other                                                 149        20
Change in operating assets and liabilities, net of
 effects of acquisitions:
  Accounts receivable                               (12,811)  (15,355)
  Inventories                                          (371)      204
  Prepaid expenses and other current assets            (312)    3,303
  Investment in deferred compensation plan             (306)     (303)
  Other assets                                        2,641     2,124
  Accounts payable                                   (6,015)    2,097
  Accrued compensation and benefits                  (2,399)   (1,381)
  Deferred compensation plan                            306       303
  Customer advances                                     187    (1,204)
  Federal and state income taxes payable               (136)   (7,115)
  Other liabilities                                    (446)      677
                                                   --------- ---------
Net cash provided by operating activities            23,441    31,888

Cash flows from investing activities:
  Acquisition of property, plant and equipment (20,293) (27,231) Proceeds from disposals of property, plant and
   equipment                                             81        81
  Distributions from equity joint ventures            1,157     1,106
                                                   --------- ---------
Net cash used by investing activities               (19,055)  (26,044)


Cash flows from financing activities:
  Revolving line of credit - net                        ---   (26,000)
  Payments on term loan                                 ---  (101,250)
  Proceeds on private placement notes                   ---   125,000
  Proceeds from exercise of stock options             9,272     4,512
  Treasury stock transactions                        (1,382)   (2,430)
  Payment of debt issue costs                           ---    (2,189)
  Cash dividends paid                                (6,802)   (6,592)
                                                   --------- ---------
Net cash provided (used) by financing activities      1,088    (8,949)

Effect of exchange rate changes on cash and cash
 equivalents                                             55        22

Change in cash and cash equivalents                   5,529    (3,083)

Cash and cash equivalents at beginning of period     30,284    17,012
                                                   --------- ---------

Cash and cash equivalents at end of period          $35,813   $13,929
                                                   ========= =========

    CONTACT: ADVO, Inc.
             Chris Hutter, 860-285-6424